EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-65584 and 333-133657 on Form S-8 and Registration Statements Nos. 333-133480, 333-150503 and 333-171489 on Form S-3 of our report dated March 14, 2011, relating to the consolidated financial statements and financial statement schedule of Natus Medical Incorporated, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Accounting Standards Codification Topic 805, Business Combinations (formerly SFAS 141R), and of our report dated March 14, 2011, relating to the effectiveness of Natus Medical Incorporated’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Natus Medical Incorporated for the year ended December 31, 2010.

/s/    Deloitte & Touche LLP

San Francisco, CA

March 14, 2011